EX-99. 77Q1(e): Copies of any new or amended Registrant investment advisory contracts


                              ASSUMPTION AGREEMENT


     AGREEMENT made as of August 3, 2007 among NORTHERN TRUST INVESTMENTS, N.A. ("NTI") (formerly known as Northern Trust Investments, Inc.) and NORTHERN TRUST GLOBAL INVESTMENTS LIMITED ("NTGIL") (formerly known as Northern Trust Global Investments (Europe) Limited), each a wholly-owned direct or indirect subsidiary of NORTHERN TRUST CORPORATION ("NTC").

     WHEREAS, Northern Institutional Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, The Northern Trust Company ("Northern"), an affiliate of NTI and NTGIL and a direct subsidiary of NTC, has been previously appointed as investment adviser to the Bond, Short Bond, Intermediate Bond and Balanced Portfolios (each a "Portfolio" and together, the "Portfolios") of Northern Institutional Funds pursuant to an Investment Advisory Agreement between Northern and Northern Institutional Funds dated March 31, 1998 (as subsequently amended) (the "Investment Advisory Agreement");

     WHEREAS, NTI has assumed all rights and obligations of Northern under the Investment Advisory Agreement with regard to the Portfolios pursuant to an assumption agreement dated January 1, 2001;

     WHEREAS, NTI and NTGIL assumed all rights and obligations of NTI under the Investment Advisory Agreement with regard to the Portfolios pursuant to an assumption agreement dated April 1, 2002; and

     WHEREAS, NTI and NTGIL now desire to have NTI be the sole investment adviser with respect to each Portfolio pursuant to the Investment Advisory Agreement.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

     1. NTI hereby assumes all rights and obligations of NTGIL under the Investment Advisory Agreement with respect to the Portfolios.

     2. NTI and NTGIL hereby represent that (i) the management personnel of NTGIL responsible for providing investment advisory services to the Portfolios under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees or associated persons of NTI where they will continue to provide such services for the Portfolios, and (ii) NTI and NTGIL remain wholly-owned direct or indirect subsidiaries of Northern Trust Corporation. Consequently, NTI and NTGIL believe that the assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Portfolios.

     3. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:                                     NORTHERN TRUST INVESTMENTS, N.A.

/s/ Diane Anderson                          By /s/ Eric Schweitzer
                                                            (Authorized Officer)


Attest:                                     NORTHERN TRUST GLOBAL INVESTMENTS
                                                     LIMITED

/s/ Diane Anderson                          By /s/ Mark Gossett
                                                            (Authorized Officer)